EXHIBIT 99.2

ON SEMICONDUCTOR CORPORATION

CALL SCRIPT FOR

Q3-10 QUARTERLY CONFERENCE CALL

KEN RIZVI:

Thank you             .

Good afternoon and thank you for joining ON Semiconductor Corporation’s third quarter 2010 conference call. I am joined today by Keith Jackson, our President and CEO, and Donald Colvin, our CFO. This call is being webcast on the investor relations section of our website at www.onsemi.com and a replay will be available for approximately 30 days following this conference call, along with our earnings release for the third quarter of 2010. The script for today’s call is posted on our website and will be furnished via a Form 8-K filing.

Our earnings release and this presentation include certain non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to the most directly comparable measures under GAAP are in our earnings release and posted separately on our website in the investor relations section. In the upcoming quarter, we will be presenting at the Credit Suisse Technology Conference on November 30th and the Barclay’s Technology Conference on December 9th.

Wednesday, November 3, 2010

(SAFE HARBOR)

During the course of this conference call, we will make projections or other forward-looking statements regarding future events or the future financial performance of the company. The words “believe,” “estimate,” “anticipate,” “intend,” “expect,” “plan,” or similar expressions are intended to identify forward-looking statements. We wish to caution that such statements are subject to risks and uncertainties that could cause actual events or results to differ materially. Important factors relating to our business, including factors that could cause actual results to differ from our forward-looking statements, are described in our Form 10-K, Form 10-Q’s and other filings with the SEC. The company assumes no obligation to update forward-looking statements to reflect actual results, changed assumptions or other factors.

Wednesday, November 3, 2010

Now, let’s hear from Donald Colvin, who will provide an overview of the third quarter results.

DONALD…

DONALD COLVIN:

Thanks Ken, and thank you to everyone joining us today.

ON Semiconductor Corporation today announced that total revenues in the third quarter of 2010 were approximately $600.7 million, an increase of three percent from the second quarter of 2010. During the third quarter of 2010, the company reported GAAP net income of $87.8 million or $0.20 per fully diluted share. The third quarter 2010 GAAP net income included net charges of $20.0 million, or $0.05 per fully diluted share, from special items, which are detailed in schedules included in our earnings press release.

GAAP gross margin in the third quarter was 41.0 percent. Non-GAAP gross margin in the third quarter of 2010 was 41.3 percent. During the third quarter external factors such as currencies and commodity prices negatively impacted GAAP and non-GAAP gross margin by approximately $7 to $8 million or approximately 130 basis points.

Wednesday, November 3, 2010

Third quarter 2010 non-GAAP net income was $107.8 million or $0.25 per share on a fully diluted basis and includes stock based compensation expense. During the third quarter of 2010, our GAAP and non-GAAP operating expenses included approximately $5 million of acquisition expenses related to our M&A activities.

We exited the third quarter of 2010 with cash and cash equivalents of approximately $562.9 million, an increase of approximately $96 million from the previous quarter. We also exited the quarter with the lowest net debt position in the company’s history at approximately $223 million.

At the end of the third quarter, total days sales outstanding were approximately 48 days, down approximately two days compared with the second quarter of 2010. ON Semiconductor’s internal inventory increased slightly from second quarter levels on a days basis to approximately 90 days. Included in our total internal inventory is approximately $13 million of inventory related to our acquisitions, and bridge inventory related to our announced closures of front-end manufacturing lines. Net of the bridge inventory and inventory from recent acquisitions, our inventory days would have been approximately 87 days in the third quarter.

Wednesday, November 3, 2010

Distribution inventories remained low at approximately 8 weeks exiting the third quarter.

Cash capital expenditures during the third quarter of 2010 were approximately $52 million bringing year-to-date capital expenditures to approximately $146 million. We currently anticipate total capital expenditures for 2010 of approximately $ 200 million of which approximately $35 million will be for buildings.

Now I would like to turn it over to Keith Jackson for additional comments on the business environment.

KEITH…

KEITH JACKSON:

Thanks Don. Now for an overview of our end-markets.

Wednesday, November 3, 2010

END MARKETS

During the third quarter of 2010, our end market splits were as follows: the Computing end-market represented approximately 25 percent of third quarter 2010 sales. The Automotive end-market represented approximately 19 percent of third quarter sales. The Industrial, Military and Aerospace end-market represented approximately 18 percent of sales. The Consumer Electronics end-market represented approximately 18 percent of sales. The Communications end-market, which includes wireless and networking, represented approximately 17 percent of sales and the Medical end-market represented approximately three percent of sales.

TOP OEM CUSTOMERS

On a direct billings basis, no individual ON Semiconductor product OEM customer represented more than 5 percent of third quarter sales. Our top 5 product OEM customers during the third quarter were: Continental Automotive Systems, Delta, Hella, Motorola and Samsung.

Wednesday, November 3, 2010

GEOGRAPHIC SEGMENTS

On a geographic basis, our contribution from sales in Asia represented approximately 62 percent of revenue. Our sales in the Americas represented approximately 23 percent of revenue and Europe represented approximately 15 percent of revenue during the quarter.

CHANNEL BREAKOUT

Looking across the channels, direct sales to OEMs represented approximately 44 percent of third quarter 2010 revenue. Sales through the distribution channel were approximately 46 percent of third quarter revenue and the EMS channel represented approximately 10 percent of revenue.

REVENUE BREAK-OUT

During the third quarter, ON Semiconductor revenues broken out by our product groups were as follows. The Standard Products Group represented approximately 34 percent of sales. The Automotive and Power Group represented approximately 24 percent of sales. The Computing and Consumer Group represented approximately 23 percent of sales and the Digital & Mixed-signal Product Group represented approximately 19 percent of sales. We will publish the quarterly revenue, gross margin and operating margin break-out of these segments in our Form 10-Q for this period.

Wednesday, November 3, 2010

COMPANY/PRODUCT HIGHLIGHTS

Now, turning to our end-market and product line results:

The Communications end-market revenues – which comprise both wireless and networking – grew sequentially in the third quarter by approximately 12 percent.

In the wireless segment, revenue growth was driven primarily by strong ramps in smart phones. ON Semiconductor has secured content in multiple industry-leading smart phone vendors. Our success in this breakout product category is a result of the ongoing market acceptance of our expanding suite of products - including our protection and filtering devices, audio amplifiers, LED drivers, dc-dc converters, USB switches, MOSFETs and medium scale subsystem IC integration.

In the networking segment, quarterly revenue growth was positively impacted by continued penetration of our custom ASICs and array of precision clock and timing products, as well as the build-out of networking infrastructure in China and India.

Wednesday, November 3, 2010

The Consumer end-market experienced revenue growth of approximately 12 percent sequentially. Growth in this segment was driven primarily by strong customer ramps of gaming consoles. While the LCD TV end-market softened during the third quarter, ON Semiconductor has continued to expand our product portfolio. We have started to ramp a custom LED driver for backlighting large LCD TVs in addition to our circuit protection devices and content enabling efficient power supplies.

In the Computing end-market, as expected, we saw muted seasonality with revenues up sequentially by approximately one percent. Power management revenue in the computing end-market was up sequentially by approximately nine percent. This growth was driven by continued penetration into the notebook segment. Looking forward, we continue to anticipate strong design-in momentum for our Vcore controllers for next generation desktops and notebooks. At the Intel Developer Forum in September, we introduced the first platform solution for CPU power management and high-speed switching optimized to support the upcoming 2nd Generation Intel® Core™ Processor Family, otherwise known as Sandy Bridge. Additionally, we made headway into the high growth tablet market securing both MOSFET and filtering devices with a leading tablet supplier. We also see opportunity for additional market penetration in the tablet market with our efficient power supply solutions. Overall, we believe we remain well positioned for ongoing holiday production ramps.

Wednesday, November 3, 2010

In the Automotive end-market, sales were down less than one percent sequentially in the third quarter which was less than normal seasonality. We continue to see strong demand from customers for our body, powertrain and safety solutions. Our custom ASIC designs with leading vehicle manufacturers in Europe and Asia have continued to gain momentum. We recently won our first custom ASIC design in a park assist system for a key Asian automotive customer. We also continue to make inroads into infotainment for vehicles as well as LED lighting for rear and front lighting systems.

Wednesday, November 3, 2010

Exiting the third quarter, ON Semiconductor believes it is well positioned to capitalize on a number of end-market growth factors including ongoing network infrastructure upgrades, green initiatives in Asia for energy efficient power supplies in white goods, and continued growth in market areas such as LED lighting, medical and energy efficient power solutions that enable the smart grid.

LED lighting in all market segments remains a targeted focus area for ON Semiconductor. In September we launched four new LED lighting devices that address LED landscape and solar lighting, general illumination, automotive applications, and portable medical devices. To help support our LED lighting customers we have also developed and introduced our GreenPoint® Design Simulation Tool – an interactive online design and verification tool to assist our customers in accelerating their design of solid state lighting solutions.

Now, I would like to turn it back over to Donald for other comments and our other forward-looking guidance —

Wednesday, November 3, 2010

DONALD…

DONALD COLVIN:

Thanks Keith.

FOURTH QUARTER 2010 OUTLOOK

Based upon current product booking trends, backlog levels and estimated turns levels, we anticipate that total revenues will be approximately $565 to $585 million in the fourth quarter of 2010. Backlog levels at the beginning of the fourth quarter of 2010 were down slightly from backlog levels at the beginning of the third quarter of 2010 and represent over 90 percent of our anticipated fourth quarter 2010 revenues. We expect that average selling prices for the fourth quarter of 2010 will be approximately flat compared to the third quarter of 2010.

We expect cash capital expenditures of approximately $55 million in the fourth quarter of 2010.

Wednesday, November 3, 2010

For the fourth quarter, we expect GAAP and non-GAAP gross margin of approximately 40 to 41 percent. For the fourth quarter of 2010, we also expect total GAAP operating expenses of approximately $137 million to $141 million. Our GAAP operating expenses include the amortization of intangibles, restructuring, asset impairments and other charges which total approximately $10 million. We also expect total non-GAAP operating expenses of approximately $127 to $131 million. Also included in operating expense guidance is approximately $6 million of SANYO related transaction costs. We anticipate GAAP net interest expense and other expenses will be approximately $18 million for the fourth quarter of 2010 which includes non-cash interest expense of approximately $9 million. We anticipate our non-GAAP net interest expense and other expenses will be approximately $9 million. GAAP taxes are expected to be approximately $4 million and cash taxes are expected to be approximately $3 million. We also expect stock based compensation expense of approximately $12 to $13 million in the fourth quarter of 2010 of which approximately $4 million is expected to be in cost of goods sold and the remaining in operating expenses. This expense is included in our non-GAAP financial measures.

Wednesday, November 3, 2010

Our current fully diluted share count is approximately 445 million shares based on the current stock price. Further details on share count and EPS calculations are provided regularly in our quarterly and annual reports on Form 10-Q and Form 10-K.

With that, I would like to start the Q&A session.

Thank you and “                    ” please open up the line for questions.

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